Exhibit 16.1

July 6, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

RE:  Colorado Wyoming Reserve Company (000-09482)

Dear Sirs:

We have read Item 4 of Colorado Wyoming Reserve Company’s Form 8-K, dated July 6, 2005, and are in agreement with the statements contained in item 4.01 therein as they relate to us.

Very truly yours,

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP